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                                                                EXHIBIT 11


                       HYBRIDON, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)


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                                       COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE(1)



                                                                        THREE MONTHS ENDED MARCH 31,
                                                                           1996             1995

NET LOSS                                                                $(9,287,064)    $(7,945,908)
                                                                        ===========     ===========

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
 Weighted average common stock outstanding during the period             16,976,729       1,814,266
 Conversion of preferred stock                                            5,557,137      11,884,049
 Dilutive effect of common equivalent shares issued subsequent to
  October 31, 1994 (2)                                                      174,528         523,584
                                                                        -----------     -----------
                                                                        $22,708,394     $14,221,899
                                                                        ===========     ===========

PRO FORMA NET LOSS PER COMMON SHARE                                           $(.41)          $(.56)
                                                                              =====           =====

(1)     Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2)     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.

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